THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT,
TERM LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of August 2, 2013 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereto (the “Lenders”), and PNC Bank, National Association, a national banking association, as agent for the Lenders (in such capacity, the “Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders identified therein, and PNC Bank, National Association, as agent for the Lenders;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement;

WHEREAS, the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendments. The Credit Agreement is amended as set forth below:

(a)       New definitions of “Change in Law”, “Covered Entity”, “FATCA”, “Law”, “Reportable Compliance Event”, “Sanctioned Country”, “Sanctioned Person”, “Subordinated Lender”, “Subordinated Loan” and “Subordination Agreement” are added to Section 1.2 in correct alphabetical order to read as follows:

“ “Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Covered Entity” shall mean (a) Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgers of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Subordinated Lender” shall mean, collectively, William N. Lampson and Robert Ferguson.

“Subordinated Loan” shall mean the loan and Indebtedness evidenced by the [Promissory Note] dated as of August 2, 2013 in the original principal amount of $3,000,000 between Borrower and Subordinated Lender.

“Subordination Agreement” shall mean the Subordination Agreement dated August 2, 2013 among Agent, Borrower and Subordinated Lender.”

(b)       The definitions of “Anti-Terrorism Laws”, “Maximum Loan Amount”, “Maximum Revolving Advance Amount” and “Other Documents” in Section 1.2 are amended to read as follows:

“ “Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Maximum Loan Amount” shall mean $30,000,000.01 less repayments of the Term Loan.

“Maximum Revolving Advance Amount” shall mean $18,000,000.

“Other Documents” shall mean the Mortgage, the Note, the Questionnaire, the Pledge Agreement, the Secured Subsidiaries Guaranty, any Lender-Provided Interest Rate Hedge, any Letter of Credit Document, the Subordination Agreement and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Credit Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.”

(c)       The definitions of “Equipment Loans”, “Equipment Note” and “Maximum Equipment Loan Amount” set forth in Section 1.2 are deleted in their entirety and all provisions relating to the Equipment Loan, including, without limitation, Section 2.4(b) are deleted in their entirety.

(d)       Section 2.2(g) is amended by adding the phrase “including without limitation any Change in Law,” after the word “thereof” and the comma in the second line of the subparagraph.

(e)       Section 3.7(a) is amended by replacing the phrase “, or any change therein or in the interpretation or application thereof,” after the words “Applicable Law” in the first line of the subparagraph with the phrase “or any Change in Law”.

(f)       Section 3.9(a) is amended by replacing the phrase “or any change therein” in the second line of the subparagraph with the phrase “or any Change in Law”.

(g)        A new Section 3.11(d) is added to read as follows:

“(d) If a payment made to a Lender, Issuer, Participant or Agent under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Issuer, Participant or Agent shall deliver to Agent (in the case of a Lender or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or Borrowers sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.”

(h)        Section 5.24 is amended to read as follows:

“5.24 Anti-Terrorism Laws.

(a)       Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)       Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned County or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engaged in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Borrower shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.”

(i)       Section 5.25 is deleted in its entirety.

(j)       Section 7.8 is amended by (i) deleting the semicolon and the word “and” in subsection (h); (ii) replacing the period in subsection (i) with a semicolon; and (iii) adding a new subsection (j) to read as follows:

“(j) Indebtedness due under the Subordinated Loan Documentation; and any refinancings of such Indebtedness, provided that in connection with such refinancing: (i) the aggregate principal amount of such Indebtedness is not increased, (ii) the scheduled maturity date of such Indebtedness is not shortened, (iii) the covenants or defaults are not materially more restrictive or more onerous than analogous provisions in the Subordinated Loan Documentation as in effect on the date hereof, and (iv) an intercreditor agreement in form and substance satisfactory to Agent and the Required Lenders shall have been executed and delivered to Agent prior to the consummation of such refinancing (it being agreed that an intercreditor agreement containing terms substantially similar to the terms set forth in the Subordination Agreement will be satisfactory);”.

(k)       Section 7.17 is amended to read as follows:

“7.17. Prepayment of Indebtedness.

At any time, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the prepayment or redemption of any Indebtedness for borrowed money (other than Indebtedness owed to the Lender under this Agreement or the Other Documents), except any such prepayment, repurchase, redemption, retirement or acquisition (i) expressly permitted in the Subordination Agreement or (ii) in connection with the refinancing of Indebtedness in compliance with Section 7.8(j).”

(l)       Article X is amended by (i) replacing the period at the end of Section 10.17 with a semicolon and the word “or” and (ii) adding a new Section 10.18 to read as follows:

“10.18 Subordinated Loan Default.

An event of default has occurred under the Subordinated Loan Documents, which default shall not have been cured or waived within any applicable grace period or if any Person party to a Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of, such agreement.”

(m)       Section 15.17 is amended to read as follows:

“15.17 Certifications From Banks and Participants; USA PATRIOT Act.

(a)       Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)       The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.”

2.       Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions precedent:

(a)       the execution of this Amendment by the Borrower, the Required Lenders and the Agent;

(b)       the execution by the Borrower of the Third Amended, Restated and Substituted Revolving Credit Note; and

(c)       the execution by the Subordinated Lender, the Agent and the Borrower of the Subordination Agreement.

3.       Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4.       Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

5.       Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

6.       Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

7.       Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8.       Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/Ben Naccarato
	Name:	Ben Naccarato
	Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent and as Lender

	By:	/s/Alex M. Council IV
	Name:	Alex M. Council IV
	Title:	Vice President